UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

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[X] Preliminary Information Statement
[  ] Definitive Information Statement
[  ] Confidential for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

Vivos Inc.
(Name of Registrant as Specified In Its Charter)

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Vivos Inc.
719 Jadwin Avenue
Richland, Washington 99352

NOTICE OF ACTION BY WRITTEN CONSENT OF HOLDERS
OF A MAJORITY OF THE OUTSTANDING VOTING STOCK OF VIVOS INC.

April 26, 2019
Dear Vivos, Inc. Shareholder:

This Notice and the enclosed Information Statement are being distributed to the holders of record of shares of common stock, par value $0.001 per share (“Common Stock”), Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock of Vivos, Inc., a Delaware corporation (the “Company”), as of the close of business on March 28, 2019 (the “Record Date”), pursuant to Rule 14c-2 of the Securities Exchange Act of 1934, as amended. The purpose of the enclosed Information Statement is to inform our shareholders that following actions were approved and authorized by the written consent of the holders of a majority of our outstanding voting securities (the “Majority Shareholders”) and the unanimous written consent of our Board of Directors:

●
a shareholder resolution to authorize our Board of Directors, in its sole and absolute discretion, without further action of the shareholders, to amend our Certificate of Incorporation, as amended (“Charter”) to implement a reverse stock split of our issued and outstanding shares of Common Stock at a ratio 1-for-8, within one year from March 28, 2019, the date the Majority Shareholders approved of the action (the “Reverse Split”); and

●
an amendment to our Charter, to be filed promptly after the Reverse Split, to fix the number of shares of Common Stock authorized for issuance thereunder at 950,000,000 shares (the “Change in Authorized”).

The approval by written consent of the Majority Shareholders constitutes the only shareholder approval required under the Delaware General Corporation Law (“DGCL”), our Charter and Bylaws to approve the Reverse Split and the Change in Authorized. Our Board of Directors is not soliciting your consent or your proxy in connection with these actions, and no consents or proxies are being requested from our shareholders. The Board of Directors’ authority to implement the Reverse Split and effect the Change in Authorized will not become effective until 20 calendar days after the enclosed Information Statement is first mailed or otherwise delivered to our shareholders entitled to receive notice thereof.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS, AND NO SHAREHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING SHAREHOLDERS OF THE MATTERS DESCRIBED HEREIN PURSUANT TO SECTION 14(C) OF THE EXCHANGE ACT AND THE REGULATIONS PROMULGATED THEREUNDER, INCLUDING REGULATION 14C. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Important Notice Regarding the Availability of Information Statement Materials in Connection with this Notice of Written Consent: A copy of the Information Statement is available at: www.radiogel.com and at www.sec.gov

By order of the Board of Directors,

/s/ Carlton M. Cadwell

Carlton M. Cadwell
Chairman

     Vivos Inc.

719 Jadwin Avenue
Richland, Washington 99352
__________________________________________________________________________________________

INFORMATION STATEMENT
__________________________________________________________________________________________

WE ARE NOT ASKING YOU FOR A CONSENT OR PROXY AND
YOU ARE REQUESTED NOT TO SEND US A CONSENT OR PROXY

INTRODUCTION

This Information Statement is being furnished by the Board of Directors of Vivos, Inc., a Delaware corporation (the “Company,”  “we,” “us,” or “Vivos”), to the holders of our common stock, par value $0.001 per share (“Common Stock”), and holders of our Series A Convertible Preferred Stock (“Series A Preferred”), Series B Convertible Preferred Stock (“Series B Preferred”) and Series C Convertible Preferred Stock (“Series C Preferred,” and together with the Series A Preferred and Series B Preferred, the “Preferred”) as of March 28, 2019 (the “Record Date’), to provide information with respect to the following actions that were approved and authorized by the written consent of the holders of a majority of the outstanding voting securities (the “Majority Shareholders”) and the unanimous written consent of the Company’s Board of Directors:

●
a shareholder resolution to authorize our Board of Directors, in its sole and absolute discretion, without further action of the shareholders, to amend our Certificate of Incorporation, as amended (“Charter”), to implement a reverse stock split of our issued and outstanding shares of Common Stock at a ratio 1-for-8, within one year from March 28, 2019, the date the Majority Shareholders approved of the action (the “Reverse Split”); and

●
an amendment to our Charter, to be filed promptly after the Reverse Split, to fix the number of shares of Common Stock authorized for issuance thereunder at 950,000,000 shares (the “Change in Authorized”).

Our Board of Directors’ authority to implement the Reverse Split and to effect the Change in Authorized will not become effective until 20 calendar days after this Information Statement is first mailed or otherwise delivered to our shareholders of record as of the close of business on the Record Date.

AUTHORIZATION BY THE BOARD OF DIRECTORS AND THE MAJORITY SHAREHOLDERS

Under the Delaware General Corporation Law (the “DGCL”), our Charter and Bylaws, any action that can be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and consent to such action in writing. Accordingly, approval of the Reverse Split and the Change in Authorized (together, the “Corporate Actions”) required the affirmative vote or approved by written consent of a majority of our issued and outstanding voting securities, including our Common Stock, Series A Preferred, Series B Preferred and Series C Preferred. As of the Record Date for the determination of shareholders entitled to receive notice of the approval of the Corporate Actions and to receive a copy of this Information Statement, we had 1,369,987,688 shares of Common Stock, 2,552,642 shares of Series A Preferred, 2,060,335 shares of Series B Preferred and 821,292 shares of Series C Preferred issued and outstanding. Each holder of Common Stock is entitled to one vote per share of Common Stock held, each holder of Series A Preferred is entitled to 50 votes for every share of Series A Preferred held, each holder of Series B Preferred is entitled to 200 votes for every share of Series B Preferred held, and each holder of Series C Preferred is entitled to 3,200 votes for every share of Series C Preferred held. As of the Record Date, outstanding shares represented approximately 4,537,803,188 votes, consisting of 1,369,987,688 attributable to Common Stock, 127,632,100 attributable to Series A Preferred, 164,258,400 attributable to Series B Preferred, and 2,633,344,000 attributable to Series C Preferred.

Our Board of Directors unanimously approved the Corporate Actions by unanimous written consent, subject to shareholder approval, on March 28, 2019, and, on March 28, 2019 we received executed written consents approving the Corporate Actions from holders of our Common Stock and Preferred representing 2,788,868,233 voting shares, or approximately 61.4% of our outstanding voting class.

Accordingly, we have obtained all corporate approvals necessary to approve and authorize the Corporate Actions. We are not seeking written consent from any other shareholder, and each of the Company’s shareholders will not be given an opportunity to vote with respect to the actions described in this Information Statement. This Information Statement is furnished solely for the purposes of advising our shareholders of the approval of the Corporate Actions by written consent and giving shareholders notice of the Corporate Actions as required by Section 228(e) of the DGCL and Regulation 14C under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

DESCRIPTION OF OUR CAPITAL STOCK

General

Our authorized capital stock currently consists of 2.0 billion shares of Common Stock, and 20.0 million shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of which 5.0 million shares have been designated as Series A Preferred, 5.0 million shares have been designated as Series B Preferred, and 5.0 million shares have been designated as Series C Preferred. Based on the number of shares of Common Stock and Preferred Stock outstanding as of the Record Date, there were: (i) 1,369,987,688 outstanding shares of Common Stock; (ii) 2,552,642 shares of Series A Preferred convertible into approximately 25,552,642 shares of Common Stock; (iii) 2,060,335 shares of Series B Preferred convertible into approximately 206,033,500 shares of Common Stock, and (iv) 821,292 shares of Series C Preferred convertible into approximately 82,129,200 shares of Common Stock.

Common Stock

As of the Record Date, there were 1,369,987,688 shares of our Common Stock outstanding. Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the Company’s shareholders. Holders of Common Stock are entitled to receive ratably any dividends that may be declared by the Board out of legally available funds, subject to any preferential dividend rights of any outstanding Preferred Stock. Upon the Company’s liquidation, dissolution or winding up, the holders of Common Stock are entitled to receive ratably the Company’s net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are also subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock which the Company may designate and issue in the future without further shareholder approval.

Preferred Stock

The Board is currently authorized, without further shareholder approval, to issue from time to time up to an aggregate of 20.0 million shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights, qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series without further vote or action by the shareholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of management without further action by the shareholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

We currently have three series of Preferred Stock designated, our Series A Preferred, Series B Preferred and Series C Preferred. The following is a summary of the rights and preferences of such series of Preferred Stock, which summary is not meant to be a complete description of those terms. For a complete description of the rights and preferences attributable to our Series A Preferred, Series B Preferred and Series C Preferred, please see the Certificate of Designations, Preferences and Rights (the “Certificate of Designation”) of each, each available as an exhibit to our filings with the Securities and Exchange Commission.

Series A Convertible Preferred Stock

Liquidation Preference. The Series A Convertible Preferred has a liquidation preference of $5.00 per share.

Dividends. Shares of Series A Convertible Preferred do not have any separate dividend rights.

Conversion. Subject to certain limitations set forth in the Series A Certificate of Designation, each share of Series A Convertible Preferred is convertible, at the option of the holder, into that number of shares of Common Stock (the “Series A Conversion Shares”) equal to the liquidation preference thereof, divided by Conversion Price (as such term is defined in the Series A Certificate of Designation), currently $0.50.

In the event the Company completes an equity or equity-based public offering, registered with the SEC, resulting in gross proceeds to the Company totaling at least $5.0 million, all issued and outstanding shares of Series A Convertible Preferred at that time will automatically convert into Series A Conversion Shares.

Redemption. Subject to certain conditions set forth in the Series A Certificate of Designation, in the event of a Change of Control (defined in the Series A Certificate of Designation as the time at which as a third party not affiliated with the Company or any holders of the Series A Convertible Preferred shall have acquired, in one or a series of related transactions, equity securities of the Company representing more than fifty percent 50% of the outstanding voting securities of the Company), the Company, at its option, will have the right to redeem all or a portion of the outstanding Series A Convertible Preferred in cash at a price per share of Series A Convertible Preferred equal to 100% of the Liquidation Preference.

Voting Rights. Holders of Series A Convertible Preferred are entitled to vote on all matters, together with the holders of Common Stock, and have the equivalent of five (5) votes for every Series A Conversion Share issuable upon conversion of such holder’s outstanding shares of Series A Convertible Preferred. However, the Series A Conversion Shares, when issued, will have all the same voting rights as other issued and outstanding Common Stock of the Company, and none of the rights of the Series A Convertible Preferred.

Liquidation. Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of Series A Convertible Preferred shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the liquidation preference of the Series A Convertible Preferred before any distribution or payment shall be made to the holders of any junior securities, and if the assets of the Company is insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Series A Convertible Preferred shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Certain Price and Share Adjustments.

a) Stock Dividends and Stock Splits. If the Company (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock equivalents; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the conversion price shall be adjusted accordingly.

b) Merger or Reorganization. If the Company is involved in any reorganization, recapitalization, reclassification, consolidation or merger in which the Common Stock is converted into or exchanged for securities, cash or other property than each share of Series A Preferred shall be convertible into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock issuable upon conversion of one share of Series A Convertible Preferred prior to any such merger or reorganization would have been entitled to receive pursuant to such transaction.

Series B Convertible Preferred Stock

In October 2018, the Series B Certificate of Designation was filed with the Delaware Secretary of State to designate 5.0 million shares of our preferred stock as Series B Convertible Preferred. The following summarizes the current rights and preferences of the Series B Convertible Preferred:

Liquidation Preference. The Series B Convertible Preferred has a liquidation preference of $1.00 per share.

Dividends. Shares of Series B Convertible Preferred do not have any separate dividend rights.

Conversion. Subject to certain limitations set forth in the Series B Certificate of Designation, each share of Series B Convertible Preferred is convertible, at the option of the holder, into that number of shares of Common Stock (the “Series B Conversion Shares”) equal to the liquidation preference thereof, divided by Conversion Price (as such term is defined in the Series B Certificate of Designation), currently $0.01.

Redemption. Subject to certain conditions set forth in the Series B Certificate of Designation, in the event of a Change of Control (defined in the Series B Certificate of Designation as the time at which as a third party not affiliated with the Company or any holders of the Series B Convertible Preferred shall have acquired, in one or a series of related transactions, equity securities of the Company representing more than fifty percent 50% of the outstanding voting securities of the Company), the Company, at its option, will have the right to redeem all or a portion of the outstanding Series B Convertible Preferred in cash at a price per share of Series B Convertible Preferred equal to 100% of the Liquidation Preference.

Voting Rights. Holders of Series B Convertible Preferred are entitled to vote on all matters, together with the holders of Common Stock, and have the equivalent of two (2) votes for every Series B Conversion Share issuable upon conversion of such holder’s outstanding shares of Series B Convertible Preferred. However, the Series B Conversion Shares, when issued, will have all the same voting rights as other issued and outstanding Common Stock of the Company, and none of the rights of the Series B Convertible Preferred.

Liquidation. Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of Series B Convertible Preferred shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the liquidation preference of the Series B Convertible Preferred before any distribution or payment shall be made to the holders of any junior securities, and if the assets of the Company is insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Series B Convertible Preferred shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Certain Price and Share Adjustments.

a) Stock Dividends and Stock Splits. If the Company (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock equivalents; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the conversion price shall be adjusted accordingly.

b) Merger or Reorganization. If the Company is involved in any reorganization, recapitalization, reclassification, consolidation or merger in which the Common Stock is converted into or exchanged for securities, cash or other property than each share of Series B Convertible Preferred shall be convertible into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock issuable upon conversion of one share of Series B Convertible Preferred prior to any such merger or reorganization would have been entitled to receive pursuant to such transaction.

Series C Convertible Preferred Stock

In March 2019, the Series C Certificate of Designation was filed with the Delaware Secretary of State to designate 5.0 million shares of our preferred stock as Series C Convertible Preferred. The following summarizes the current rights and preferences of the Series C Convertible Preferred:

Liquidation Preference. The Series C Convertible Preferred has a liquidation preference of $1.00 per share.

Dividends. Shares of Series C Convertible Preferred do not have any separate dividend rights.

Conversion. Subject to certain limitations set forth in the Series C Certificate of Designation, each share of Series C Convertible Preferred is convertible, at the option of the holder, into that number of shares of Common Stock (the “Series C Conversion Shares”) equal to the liquidation preference thereof, divided by Conversion Price (as such term is defined in the Series C Certificate of Designation), currently $0.01.

Redemption. Subject to certain conditions set forth in the Series C Certificate of Designation, in the event of a Change of Control (defined in the Series C Certificate of Designation as the time at which as a third party not affiliated with the Company or any holders of the Series C Convertible Preferred shall have acquired, in one or a series of related transactions, equity securities of the Company representing more than fifty percent 50% of the outstanding voting securities of the Company), the Company, at its option, will have the right to redeem all or a portion of the outstanding Series C Convertible Preferred in cash at a price per share of Series C Convertible Preferred equal to 100% of the Liquidation Preference.

Voting Rights. Holders of Series C Convertible Preferred are entitled to vote on all matters, together with the holders of Common Stock, and have the equivalent of thirty-two (32) votes for every Series C Conversion Share issuable upon conversion of such holder’s outstanding shares of Series C Convertible Preferred. However, the Series C Conversion Shares, when issued, will have all the same voting rights as other issued and outstanding Common Stock of the Company, and none of the rights of the Series C Convertible Preferred.

Liquidation. Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of Series C Convertible Preferred shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the liquidation preference of the Series C Convertible Preferred before any distribution or payment shall be made to the holders of any junior securities, and if the assets of the Company is insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Series C Convertible Preferred shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Certain Price and Share Adjustments.

a) Stock Dividends and Stock Splits. If the Company (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock equivalents; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the conversion price shall be adjusted accordingly.

b) Merger or Reorganization. If the Company is involved in any reorganization, recapitalization, reclassification, consolidation or merger in which the Common Stock is converted into or exchanged for securities, cash or other property than each share of Series C Convertible Preferred shall be convertible into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock issuable upon conversion of one share of Series C Convertible Preferred prior to any such merger or reorganization would have been entitled to receive pursuant to such transaction.

DESCRIPTION OF CORPORATE ACTIONS

AUTHORIZATION OF AMENDMENT TO OUR CHARTER
TO IMPLEMENT THE REVERSE SPLIT

General

Effective as of March 28, 2019 (the “Approval Date”), our Board of Directors and the Majority Shareholders approved a resolution that authorizes our Board of Directors, in its sole and absolute discretion, without further action of the shareholders, to amend our Charter to implement a reverse stock split of our issued and outstanding Common Stock, at a ratio of 1-for-8 (the “Approved Ratio”), within one year from the Approval Date.  If implemented, the Reverse Split will have the effect of decreasing the number of shares of our Common Stock issued and outstanding, but will not decrease the number of shares of Common Stock authorized for issuance under our Charter.

Accordingly, our Board of Directors currently has the authority, but not the obligation, in its sole and absolute discretion, and without further action on the part of the shareholders, to affect the Reverse Split by filing a Certificate of Amendment to our Charter with the Delaware Secretary of State on or before March 28, 2020, subject to the requirements of Regulation 14C under the Exchange Act. If the Amendment has not been filed with the Delaware Secretary of State before March 28, 2020, the Board will abandon the Reverse Split.

Purpose of the Reverse Split

Our primary objective in proposing the Reverse Split is to attempt to raise the per share trading price of our Common Stock.

Our Board believes that by effectively increasing the number of shares of Common Stock available for issuance, the Reverse Split will provide the Company with additional flexibility to issue Company securities in connection with future financings and strategic acquisitions, debt restructurings or resolutions, equity compensation and incentives to employees and officers and for other corporate purposes, and will help avoid the delay and expense associated with obtaining special stockholder approval each time an opportunity requiring the issuance of shares of Common Stock arises in the future. Other than specified above, and as permitted or required under outstanding options, warrants and other securities convertible into shares of our Common Stock, we currently have no present agreements for the use of the additional shares that will be available for issuance upon the filing of the Amendment.

In addition, we may consider applying for listing our Common Stock on the OTCQB Marketplace in future, and one of the requirements for listing of shares on the OTCQB Marketplace is that the shares of stock have a minimum bid price of $0.01 per share. As of April 25, 2019, the closing bid price of our Common Stock on the OTC Pink Marketplace was $0.0032 per share.

We anticipate that the Reverse Split will increase the per share bid price per share of our Common Stock above $0.01. However, we cannot be certain that the Reverse Split will, initially or in the future, have the intended effect of raising the bid price of our Common Stock above $0.01 per share, or that a listing of our Common Stock on OTCQB will be achieved in a timely manner, if at all.

Further, the Board believes that the current market price of our Common Stock may impair our marketability and acceptance by institutional investors and other members of the investing public. Theoretically, decreasing the number of shares of Common Stock outstanding should not, by itself, affect the marketability of the shares, the type of investor who would be interested in acquiring them, or our reputation in the financial community. In practice, however, many investors and market makers consider low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment and trading in such stocks. The presence of these negative perceptions may adversely affect not only the pricing of our Common Stock, but also the trading liquidity. In addition, these perceptions may affect our commercial business and our ability to raise additional capital through equity and debt financings.

We expect that the decrease in the number of issued and outstanding shares of our Common Stock after the Reverse Split, along with the anticipated increase in the per share trading price, will encourage greater interest in our Common Stock among members of the financial community and the investing public, and possibly create a more liquid market for our stockholders. However, the possibility exists that stockholder liquidity may be adversely affected by the reduced number of shares outstanding if the Reverse Split is affected, particularly if the price per share of our Common Stock begins a declining trend after the Reverse Split takes effect.

Certain Risk Factors Associated with the Reverse Split

Reduced Market Capitalization. As noted above, one of the purposes of the Reverse Split, if implemented, is to raise the price of our Common Stock in order to encourage greater interest in our Common Stock. We cannot assure you, however, that the Reverse Split will accomplish this objective. While we expect that the reduction in our outstanding shares of Common Stock will increase the market price of our Common Stock, we cannot assure you that the Reverse Split will increase the market price of our Common Stock by a multiple equal to the number of pre-Reverse Split shares in the Reverse Split ratio determined by the Board of Directors, or result in any permanent increase in the market price, which can be dependent upon many factors, including our business and financial performance and prospects. Should the market price decline after implementation of the Reverse Split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the Reverse Split. In some cases, the share price of companies that have implemented reverse stock splits has subsequently declined back to pre-Reverse Split-levels. Accordingly, we cannot assure you that the market price of our Common Stock immediately after the Reverse Split takes effect will be maintained for any period of time or that the ratio of post and pre-split shares will remain the same after the Reverse Split is effected, or that the Reverse Split will not have an adverse effect on our stock price due to the reduced number of shares outstanding after the Reverse Split. A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in our overall market capitalization. If the per share price does not increase proportionately as a result of the Reverse Split, then our overall market capitalization will be reduced.

        Increase of Authorized Common Stock. If implemented, the Reverse Split will have the effect of reducing the number of shares of Common Stock issued and outstanding without reducing the total number of shares of Common Stock authorized for issuance under out Charter. As a result, the Reverse Split will have the effect of increasing the number of our authorized, but unissued shares. The Company would therefore have the ability to issue additional shares of Common Stock, or securities convertible or exercisable into shares of Common Stock, without shareholder approval. The Company currently does not have any plans to issue additional shares of Common Stock, or shares convertible or exercisable into shares of Common Stock in the event the Reverse Split is implemented.

Increased Transaction Costs. The number of shares held by each individual shareholder will be reduced if the Reverse Split is implemented. This will increase the number of shareholders who hold less than a “round lot,” following consummation of the Reverse Split. Typically, the transaction costs to shareholders selling “odd lots” are higher on a per share basis. Consequently, the Reverse Split could increase the transaction costs to existing shareholders in the event they wish to sell all or a portion of their position.

      Liquidity. Although our Board of Directors believes that the decrease in the number of shares of our Common Stock outstanding as a consequence of the Reverse Split and the anticipated increase in the price of our Common Stock could encourage interest in our Common Stock and possibly promote greater liquidity for our shareholders, such liquidity could also be adversely effected by the reduced number of shares outstanding after the Reverse Split.

No Appraisal Rights

Under the DGCL, shareholders are not entitled to dissenters’ rights of appraisal with respect to the proposed amendment to our Charter to implement a Reverse Split, and we will not independently provide our shareholders with any such right.

Reservation of Right to Abandon the Reverse Split

We reserve the right to abandon the Reverse Split without further action by our shareholders at any time before filing an amendment to our Charter to implement the Reverse Split. The Board of Directors has the authority to determine not to proceed with, and abandon, the Reverse Split if it should so decide.

Ratio for the Reverse Stock Split

The ratio of the Reverse Split will be 1-for-8. The following table sets forth the approximate number of issued and outstanding shares of Common Stock, and net income per share, as of the Record Date, after a 1:8 Reverse Split:

	As of March 28, 2019	After a 1:8 Reverse Split
Common Stock outstanding	1,369,987,688	171,248,461
Price per share, based on the closing price of our Common Stock on March 28, 2019	$0.003	$0.024

        We do not anticipate a substantial decrease in the number of holders of record of our Common Stock in the event the Board of Directors determines to implement the Reverse Split.

Effective Date; Exchange Act Registration Status

The proposed Reverse Split of our Common Stock may be implemented by the Board of Directors at any time prior to March 28, 2020, subject to the requirements of Regulation 14C under the Exchange Act. The Reverse Split will become effective as of 11:59 p.m., Eastern Time (the “Effective Date”), on the date of filing the an amendment to our Charter to effect the Reverse Split with the Delaware Secretary of State. Except as explained below with respect to fractional shares, on the Effective Date, shares of our Common Stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of the shareholders, into one share of Common Stock in accordance with the Approved Reverse Ratio, equal to 1-for-8. After the Effective Date, the Common Stock will have a new committee on uniform securities identification procedures (“CUSIP”) number, which is a number used to identify our equity securities, and stock certificates with the old CUSIP number must be exchanged for stock certificates with the new CUSIP number by following the procedures described below. After the Effective Date, we will continue to be subject to periodic reporting and other requirements of the Exchange Act and our Common Stock will continue to be traded on the OTC Pink Marketplace.

Effects of the Proposed Reverse Split on Authorized Shares; Possible Anti-Takeover Effects

The Reverse Split will affect all of our shareholders uniformly and will not change the proportionate equity interests of our shareholders, nor will the respective voting rights and other rights of shareholders be altered, except for possible changes due to the treatment of fractional shares resulting from the Reverse Split. As described below, shareholders holding fractional shares after the Reverse Split will be entitled to cash payments in lieu of such fractional shares. Common Stock issued and outstanding pursuant to the Reverse Split will remain fully paid and non-assessable. If implemented, the Reverse Split will have the effect of increasing the amount of authorized, but unissued shares of our Common Stock that could be issued in the future by our Board of Directors without further shareholder approval. The proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of our Common Stock could dilute the stock ownership of a person seeking to make a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company. However, the authorization for the Board to implement the Reverse Split is not being proposed in response to any effort, of which we are aware, to accumulate shares of Common Stock or obtain control of the Company, nor is it part of a plan by management to recommend to the Board and shareholders a series of amendments to our Certificate of Incorporation.

Payment for Fractional Shares; Exchange of Stock Certificates

We will appoint American Registrar and Transfer Company to act as exchange agent for holders of our Common Stock in connection with the Reverse Split. We will deposit with the exchange agent, as soon as practicable after the Effective Date, cash in an amount equal to the value of the estimated aggregate number of fractional shares that will result from the Reverse Split. The funds required to purchase the fractional share interests will be paid from our cash reserves. A list of our shareholders shows that some of our outstanding Common Stock is registered in the names of clearing agencies and broker nominees. Because we do not know the numbers of shares held by each beneficial owner for whom the clearing agencies and broker nominees are record holders, we cannot predict with certainty the number of fractional shares that will result from the Reverse Split or the total amount we will be required to pay for fractional share interests. However, we do not expect the amount to be material.

As of the Record Date, we have approximately 200 holders of record of our Common Stock (although we have significantly more beneficial holders). We do not expect the Reverse Split and the payment of cash in lieu of fractional shares to result in a reduction in the number of record holders.

       On or after the Effective Date, we will mail a letter of transmittal to each of our shareholders. Each shareholder will then be able to obtain a certificate evidencing its post-Reverse Split shares of Common Stock and, if applicable, cash in lieu of each fractional share only by sending the exchange agent old stock certificate(s), together with the properly executed and completed letter of transmittal and such other evidence of ownership of the shares as we may require. Our shareholders will not receive certificates for post- Reverse Split shares unless and until their old certificates are surrendered. Shareholders should not forward their certificates to the exchange agent until they receive the letter of transmittal, and they should only send in their certificates with the letter of transmittal. The exchange agent will send each shareholder’s new stock certificate and payment in lieu of any fractional share(s) promptly after receipt of that shareholder’s properly completed letter of transmittal and old stock certificate(s).

Shareholders will not be required to pay any service charges in connection with the exchange of old certificates or the payment of cash in lieu of fractional shares.

Effect on Registered and Beneficial Shareholders

Upon the Effective Date of the Reverse Split, we intend to treat shareholders holding shares of Common Stock in “street name,” through a bank, broker or other nominee, in the same manner as registered shareholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to affect the Reverse Split for their beneficial holders of Common Stock in “street name.” However, these banks, brokers or other nominees may apply their own specific procedures for processing the Reverse Split. If you hold your shares with a bank, broker or other nominee, and if you have any questions in this regard, we encourage you to contact your nominee.

Procedures for Implementing the Reverse Split

If our Board of Directors decides to implement the Reverse Split, we will promptly file an amendment to our Charter with the office of the Secretary of State of Delaware. The Reverse Split will become effective as set forth in the section captioned “Effective Date; Exchange Act Registration Status” above. As of the Effective Date of the Reverse Split, each certificate representing shares of our Common Stock before the Reverse Split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of our Common Stock resulting from the Reverse Split. However, a holder of any unexchanged certificates will not be entitled to receive any dividends or other distributions payable by us after the Effective Date until the old certificates are surrendered. Subject to the various escheat laws, such dividends and distributions, if any, would be accumulated, and at the time of surrender of the old certificates, all such unpaid dividends or distributions will be paid without interest. All shares underlying options, warrants, convertible notes and other securities will also be automatically adjusted on the Effective Date. Our transfer agent, American Registrar & Transfer Co., will act as the exchange agent for purposes of implementing the exchange of stock certificates. Shareholders of record will receive a letter of transmittal requesting them to surrender their old stock certificates for new stock certificates, bearing the new CUSIP number and reflecting the adjusted number of shares as a result of the Reverse Split. Persons who hold their shares in brokerage accounts or “street name” will not be required to take any further action to effect the exchange of their shares. No new certificates will be issued to a shareholder until surrender of any outstanding certificates together, with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing pre-Reverse Split share will continue to be valid and will represent the adjusted number of shares based on the ratio of the Reverse Split. Shareholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

Accounting Matters

The Reverse Split will not change total shareholders’ equity on our balance sheet. However, because the par value of our Common Stock will remain unchanged on the Effective Date, the components that make up total shareholders’ equity will change by offsetting amounts. Our stated capital component will be reduced to an amount of one-eighth of its present amount, and our additional paid-in capital component will be increased with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our Common Stock will be increased because there will be fewer shares of our Common Stock outstanding. In addition, our historical amounts of net income or loss per share of Common Stock previously reported by us, as well as all references to Common Stock share amounts, will be restated to reflect the Reverse Split as if it had been in effect as of the earliest reported period.

Federal Income Tax Consequences of the Reverse Split

The following summary of certain material United States federal income tax consequences of the Reverse Split does not purport to be a complete discussion of all of the possible federal income tax consequences of the Reverse Split, and is included for general information only. Furthermore, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-Reverse Split shares were, and the post-Reverse Split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code (i.e. generally, property held for investment). The tax treatment of any shareholder may vary depending upon the particular circumstances of such shareholder. Each shareholder is urged to consult with such shareholder’s own tax advisor with respect to the tax consequences of the Reverse Split.

Tax Consequences to the Company

We do not expect to recognize any gain or loss as a result of the proposed Reverse Split.

Tax Consequences to Shareholders

Other than the cash payments for fractional shares discussed above, no gain or loss should be recognized by a shareholder upon such shareholder’s exchange of pre-Reverse Split shares for post-Reverse Split shares pursuant to the Reverse Split. The aggregate tax basis of whole post-Reverse Split shares received pursuant to the Reverse Split will be the same as the shareholder’s aggregate tax basis in the pre-Reverse Split shares, less the portion of the basis in the pre-Reverse Split shares attributable to any fraction of a post-Reverse Split share for which the shareholder received cash. In general, shareholders who receive cash in exchange for their fractional share interests in the post-Reverse Split shares as a result of the Reverse Split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The gain or loss will constitute a capital gain or loss and will constitute long-term capital gain or loss if the holder’s holding period is greater than one year as of the Effective Date. The shareholder’s holding period for the post-Reverse Split shares will include the period during which the shareholder held the pre-Reverse Split shares surrendered in the Reverse Split.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE REVERSE SPLIT IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

AUTHORIZATION OF AMENDMENT TO OUR CHARTER
TO IMPLEMENT THE CHANGE IN AUTHORIZED

General

Effective as of March 28, 2019, our Board of Directors and the Majority Shareholders approved and authorized an amendment to our Charter, to be filed promptly after the Reverse Split, to fix the number of shares of Common Stock authorized for issuance thereunder at 950,000,000 shares. The Change in Authorized shall not be completed unless or until our Board of Directors amends our Charter to implement the Reverse Split.

 Purpose of and Rationale for the Change in Authorized

We are currently authorized to issue a total of 2.0 billion shares of Common Stock. Of this Amount, 1,369,987,688 were issued and outstanding as of the Record Date.

Our Board of Directors believes that after effective the Reverse Split, it is unnecessary to continue to have 2.0 billion shares of Common Stock authorized for issuance under our Charter. Our Board of Directors believes that 950,000,000 shares of authorize Common Stock is sufficient to provide the Company with flexibility to issue securities in connection with future financings, debt restructuring or resolutions, equity compensation and incentives to employees and officers and for other corporate purposes. In addition, decreasing the number of shares of Common Stock authorized for issuance under our Charter will result in a decrease in the amount of taxes that we are required to pay each year.

Effect on Outstanding Common Stock

The Change in Authorized will not have an effect on the privileges and rights of the shares of Common Stock currently authorized and issued. Stockholders do not have preemptive rights under our Charter and will not have such rights with respect to the Change in Authorized. The Change in Authorized would not affect the terms or rights of holders of existing shares of Common Stock. All outstanding shares of Common Stock will continue to have one vote per share on all matters to be voted on by our stockholders, including the election of directors.

The Change in Authorized will not otherwise alter or modify the rights, preferences, privileges or restrictions of the Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of the Company’s Common Stock

The following table sets forth, as of March 28, 2019, the number of shares of Common Stock beneficially owned by the following persons: (i) all persons the Company knows to be beneficial owners of at least 5% of the Company’s Common Stock, (ii) the Company’s current directors, (iii) the Company’s current executive officers, and (iv) all current directors and executive officers as a group.

As of March 28, 2019, there were 1,369,987,688 shares of Common Stock outstanding and up to 609,336,655 shares issuable upon exercise of Common Stock equivalents, assuming exercise and conversion occurred as of that date, for a total of 1,979,324,343 shares.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
Cadwell Family Irrevocable Trust (3)	1,698,390	*%

Carlton M. Cadwell (4)	164,450,065	12.0%

Michael K. Korenko (5)	89,198,782	6.5%

All Current Directors and Executive Officers as a group (3 individuals) (6)	255,347,237	18.5%

*Less than 1%

(1)
The address of each of the beneficial owners above is c/o Vivos Inc, 719 Jadwin Avenue, Richland, WA 99336, except that the address of the Cadwell Family Irrevocable Trust (the “Cadwell Trust”) is 909 North Kellogg Street, Kennewick, WA 99336.

(2)
In determining beneficial ownership of the Company’s Common Stock as of a given date, the number of shares shown includes shares of common stock which may be acquired upon exercise of the Common Stock Equivalents within 60 days of that date. In determining the percent of Common Stock owned by a person or entity on March 28, 2019, (a) the numerator is the number of shares of the class beneficially owned by such person or entity, including shares which may be acquired within 60 days on exercise of the Common Stock Equivalents, and (b) the denominator is the sum of (i) the total shares of Common Stock outstanding on March 28, 2019, and (ii) the total number of shares that the beneficial owner may acquire upon conversion of the Common Stock Equivalents. Subject to community property laws where applicable, the Company believes that each beneficial owner has sole power to vote and dispose of its shares, except that under the terms of the Cadwell Trust, Dr. Cadwell does not have or share voting or investment power over the shares beneficially owned by the Cadwell Trust.

(3)	Includes 1,483,090 shares issuable upon conversion of Series A Preferred.

(4)
Includes 100,000 shares issuable upon exercise of options; 9,089,100 shares issuable upon conversion of Series A Preferred; 38,530,200 shares issuable upon conversion of Series B Preferred; and 51,404,024 shares issuable upon the exercise of warrants that may be exercised within 60 days of March 28, 2019.

(5)
Includes 1,000,000 shares issuable upon conversion of Series A Preferred; 6,600,000 of vested Restricted Stock Units; 64,961,214 shares issuable upon the exercise of stock options exercisable within 60 days of March 28, 2019; and 15,898,568 shares issuable upon the exercise of warrants that may be exercised within 60 days of March 28, 2019.

(6)	Michael Pollack, the Company’s Interim Chief Financial Officer, does not hold any Company securities, and has therefore been omitted from this table.

Beneficial Ownership of the Company’s Series A Convertible Preferred Stock

As of March 28, 2019, there were 2,555,642 shares of Series A Preferred issued and outstanding, convertible into 25,556,420 shares of Company Common Stock.

The following table sets forth, as of March 28, 2019, the number of shares of Series A Preferred beneficially owned by the following persons: (i) all persons the Company known to be beneficial owners of at least 5% of the Company’s Series A Preferred, (ii) the Company’s current directors, (iii) the Company’s current executive officers, and (iv) all current directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
Cadwell Family Irrevocable Trust	148,309	5.8%

Carlton M. Cadwell	908,910	35.6%

Michael K. Korenko	100,000	3.9%

All Current Directors and Executive Officers as a group (2 individuals)	1,157,219	45.3%

Major Shareholder(s):

Jason Adelman	129,835	5.1%

L. Bruce Jolliff	197,979	7.8%

Stoel Rives	133,333	5.2%

MEF I, LP	251,800	9.8%

(1)
The address of each of the beneficial owners above is c/o Vivos Inc, 719 Jadwin Avenue, Richland, WA 99336, except that the address of (i) the Cadwell Family Irrevocable Trust (the “Cadwell Trust” ) is 909 North Kellogg Street, Kennewick, WA 99336; (ii) Jason Adelman is 40 East 66th Street, New York, NY 10065; (iii) L. Bruce Jolliff is 206 N 41st St. Unit 1, Yakima, WA 98901; (iv) Stoel Rives is One Union Square, 600 University Street, Suite 3600, Seattle, WA 98101and (v) MEF I, LLP is c/o Magna Management, 40 Wall Street, 58th Floor, New York, NY 10005.

(2)
Subject to community property laws where applicable, the Company believes that each beneficial owner has sole power to vote and dispose of its shares, except that Dr. Cadwell under the terms of the Cadwell Trust does not have or share voting or investment power over the Series A Preferred beneficially owned by the Cadwell Trust.

Beneficial Ownership of the Company’s Series B Convertible Preferred Stock

As of March 28, 2019, there were 2,060,335 shares of Series B Preferred issued and outstanding, convertible into 206,033,500 shares of Company Common Stock.

The following table sets forth, as of March 28, 2019, the number of shares of Series B Preferred beneficially owned by the following persons: (i) all persons the Company known to be beneficial owners of at least 5% of the Company’s Series B Preferred, (ii) the Company’s current directors, (iii) the Company’s current executive officers, and (iv) all current directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
Cadwell Family Irrevocable Trust	-	*%

Carlton M. Cadwell	-	*%

Michael K. Korenko	-	*%

All Current Directors and Executive Officers as a group (2 individuals)	-	*%

Major Shareholder(s):

Jason Adelman (3)	436,290	12.8%

Firstfire Global Opportunities Fund	197,363	6.8%

DiamondRock LLC	210,000	7.3%

MEF I, LP	1,216,592	35.7%

*Less than 1%

(1)
The address of each of the beneficial owners above is c/o Vivos Inc, 719 Jadwin Avenue, Richland, WA 99336, except that the address of (i) the Cadwell Family Irrevocable Trust (the “Cadwell Trust”) is 909 North Kellogg Street, Kennewick, WA 99336; (ii) Andrew Limpert is 254 N 860 East, American Fork, UT 84003; (iii) Jason Adelman is 40 East 66th St., New York, NY 10065; (iv) Firstfire Global Opportunities Fund is 1040 1st Avenue, Suite 190, New York, NY 10022; (v) Diamondrock LLC is 715 N. Kilkea Drive, Los Angeles, CA 90046 and (vi) MEF I, LLP is c/o Magna Management, 40 Wall Street, 58th Floor, New York, NY 10005.

(2)
Subject to community property laws where applicable, the Company believes that each beneficial owner has sole power to vote and dispose of its shares, except that Dr. Cadwell under the terms of the Cadwell Trust does not have or share voting or investment power over the Series B Preferred beneficially owned by the Cadwell Trust.

(3)	Includes 236,290 shares of Series B Preferred; and 200,000 shares of Series B Preferred held by JTA Resources LLC.

Beneficial Ownership of the Company’s Series C Convertible Preferred Stock

As of March 28, 2019, there were 821,292 shares of Series C Preferred issued and outstanding, convertible into 82,192,000 shares of Company Common Stock.

The following table sets forth, as of March 28, 2019, the number of shares of Series C Preferred beneficially owned by the following persons: (i) all persons the Company known to be beneficial owners of at least 5% of the Company’s Series C Preferred, (ii) the Company’s current directors, (iii) the Company’s current executive officers, and (iv) all current directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
Cadwell Family Irrevocable Trust	-	*%

Carlton M. Cadwell	385,302	50%

Michael K. Korenko	-	*%

All Current Directors and Executive Officers as a group (2 individuals)	385,302	50%

Major Shareholder(s):

Andrew Limpert	435,990	100%

*Less than 1%

(1)
The address of each of the beneficial owners above is c/o Vivos Inc, 719 Jadwin Avenue, Richland, WA 99336, except that the address of (i) the Cadwell Family Irrevocable Trust (the “Cadwell Trust”) is 909 North Kellogg Street, Kennewick, WA 99336; and (ii) Andrew Limpert is 254 N 860 East, American Fork, UT 84003.

(2)
Subject to community property laws where applicable, the Company believes that each beneficial owner has sole power to vote and dispose of its shares, except that Dr. Cadwell under the terms of the Cadwell Trust does not have or share voting or investment power over the Series B Preferred beneficially owned by the Cadwell Trust.

DISTRIBUTION AND COSTS

We will pay the cost of preparing, printing and distributing this Information Statement. Only one Information Statement will be delivered to multiple shareholders sharing an address, unless contrary instructions are received from one or more of such shareholders. Upon receipt of a written request at the address first noted in this Information Statements, we will deliver a single copy of this Information Statement and future shareholder communication documents to any shareholders sharing an address to which multiple copies are now delivered.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

We will only deliver one information statement to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders. Also, we will promptly deliver a separate copy of this information statement and future shareholder communication documents to any shareholder at a shared address to which a single copy of this information statement was delivered, or deliver a single copy of this information statement and future shareholder communication documents to any shareholder or shareholders sharing an address to which multiple copies are now delivered, upon written request to us at our address noted above. Shareholders may also address future requests regarding delivery of information statements and/or annual reports by contacting us at the address noted above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The periodic reports and other information we have filed with the SEC, may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington DC 20549. You may obtain information as to the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains reports, proxy statements and other information about issuers, like the Company, who file electronically with the SEC. The address of that site is www.sec.gov. Copies of these documents may also be obtained by writing our secretary at the address specified above.